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EXHIBIT  11
FERRO CORPORATION AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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                                                                           9 Months         9 Months
(Dollars in thousands, except per share data)                             September         September
                                                                             1998              1997
                                                                        ------------       ------------
         BASIC:

                Weighted Average Common Shares Outstanding                36,755,125         38,343,472

                Net Income (Loss)                                             52,219            (53,388)

                Less Preferred Stock Dividend, Net of Tax                     (2,840)            (2,817)
                                                                        ------------       ------------

                Net Income (Loss) Available to Common Shareholders      $     49,379       ($    56,205)

BASIC EARNINGS (LOSS) PER COMMON SHARE                                  $       1.34       ($      1.47)


         DILUTED:

                Weighted Average Common Shares Outstanding                36,755,125         38,343,472

                Adjustments for assumed conversion of convertible
                preferred stock and common stock options                   4,097,147          4,144,779
                                                                        ------------       ------------

                                                                          40,852,272         42,488,251

                Net Income (Loss)                                       $     52,219       ($    53,388)

                Additional ESOP Contribution, Net of Tax                      (1,220)            (1,388)
                                                                        ------------       ------------

                Adjusted Net Income (Loss)                              $     50,999       ($    54,776)


DILUTED EARNINGS (LOSS)  PER SHARE                                      $       1.25       ($      1.29)

Note:    Due to the anti-dilutive effect of the net loss in 1997, basic earnings per share is reported for both basic and diluted earnings per share.

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